UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

METEN EDTECHX EDUCATION GROUP LTD.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

c/o Meten International Education Group
3rd Floor, Tower A, Tagen Knowledge & Innovation Center
2nd Shenyun West Road, Nanshan District
Shenzhen, Guangdong Province 518045
The People’s Republic of China
+86 755 8294 5250

(Address, Including Zip Code, of Principal Executive Offices)

2020 Share Incentive Plan of Meten EdtechX Education Group Ltd.

(Full Title of the Plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 302-738-6680

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (1)e	Amount of Registration Fee
Ordinary shares, US$0.0001 par value per share, issuable under the 2020 Share Incentive Plan of Meten EdtechX Education Group Ltd.	1,327,514	(1)	$1.905	(2)	$2,528,914.17	$275.90
Total	1,327,514				$2,528,914.17	$275.90

(1)	This Registration Statement covers, in addition to the number of ordinary shares of Meten EdtechX Education Group Ltd., a Cayman Islands corporation (the “Company”, the “Registrant”, “we” , “us” or “our”), par value US$0.0001 per share (the “ordinary shares”), stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued as a result of one or more adjustments under the 2020 Share Incentive Plan of Meten EdtechX Education Group Ltd. (the “Plan”) to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price for the shares under the plan is based upon the average of the high and low sale prices of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on December 24, 2020.

The Exhibit Index for this Registration Statement is at page 2.

EXPLANATORY NOTE

The Registrant filed with the Securities and Exchange Commission (the “SEC”) its Registration Statement on Form S-8 (Registration No. 333-248883) on September 18, 2020 (the “2020 Registration Statement”) pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 3,581,706 shares of the Registrant’s ordinary shares to be offered and sold under the Plan. Pursuant to General Instruction E to Form S-8, the contents of the 2020 Registration Statement are incorporated into this Registration Statement by reference.

This Registration Statement on Form S-8 has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of registering under the Securities Act an additional 1,327,514 ordinary shares to be offered and sold under the Plan. These shares represented 1,327,514 ordinary shares that were added to the Plan as of November 23, 2020 upon the approval of the Registrant’s Board of Directors, and which, in accordance with the terms of the Plan, are to be assigned to and made available for grant under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents of the Company previously filed or furnished by the Registrant with the Commission are incorporated herein by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 20-F for its fiscal year ended December 31, 2019, filed with the Commission on June 4, 2020 (Commission File No. 001-39258);

(b)	The Company’s current reports on Form 6-K, furnished on August 31, 2020 and December 4, 2020 (Commission File No. 001-39258) under the Exchange Act;

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by its Annual Report referred to in (A) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules); and

(d)	The description of the Company’s ordinary shares contained in the Company’s Registration Statement on Form F-1 (Commission File No. 333-240081), originally filed with the Commission on July 24, 2020 and as subsequently amended and supplemented.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that, unless expressly incorporated into this registration statement, documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Island courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association provides for indemnification of officers and directors to maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	2020 Share Incentive Plan of Meten EdtechX Education Group Ltd (as amended on November 23, 2020).

5.1	Opinion of Conyers Dill & Pearman (opinion re legality).

23.1	Consent of KPMG Huazhen LLP.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on December 30, 2020.

Meten EdtechX Education Group Ltd.

By:	/s/ Siguang Peng
	Name:	Siguang Peng
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Siguang Peng as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	/s/ Siguang Peng	Chief Executive Officer	December 30, 2020
	Siguang Peng	(Principal Executive Officer)

By:	/s/ Wong Heung Ming, Henry	Chief Financial Officer	December 30, 2020
	Wong Heung Ming, Henry	(Principal Financial Officer)

By:	/s/ Yupeng Guo	Director	December 30, 2020
Yupeng Guo

By:	/s/ Jishuang Zhao	Director	December 30, 2020
Jishuang Zhao

By:	/s/ Yongchao Chen	Director	December 30, 2020
Yongchao Chen

By:	/s/ Yanli Chen	Director	December 30, 2020
Yanli Chen

By:	/s/ Zhiyi Xie	Director	December 30, 2020
Zhiyi Xie

By:	/s/ Ying Cheng	Director	December 30, 2020
Ying Cheng

By:	/s/ Benjamin Vedrenne-Cloquet	Director	December 30, 2020
Benjamin Vedrenne-Cloquet

By:	/s/ Charles McIntyre	Director	December 30, 2020
Charles McIntyre

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on December 30, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director